Exhibit 99.1
AGREEMENT
Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.
EXECUTED this 3rd day of April, 2009.

LACUNA HEDGE FUND LLLP

By: Lacuna Hedge GP LLLP, its general partner By: Lacuna, LLC, its general partner

By:	/s/ Wink Jones Wink Jones, Managing Director

LACUNA HEDGE GP LLLP

By: Lacuna, LLC, its general partner

By:	/s/ Wink Jones Wink Jones, Managing Director

LACUNA, LLC

By:	/s/ Wink Jones Wink Jones, Managing Director